SOMERSET
CPAs AND ADVISORS

Consent of Independent Registered Public Accounting Firm

Galaxy Next Generation, Inc.
Toccoa, Georgia

We hereby consent to the inclusion by reference in the Registration Statement on Form S-8 (File No. 333-24885, No. 333, File No. 333-235605, File No. 333-229532 and File No. 333-199167) of Galaxy Next Generation, Inc. (the "Company"), of our report dated September 23, 2022, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to the June 30, 2022 and 2021, consolidated financial statements of Galaxy Next Generation, Inc.

Somerset CPAs PC

Indianapolis, Indiana
September 23, 2022